------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Karatz,       Bruce                           Kaufman and Broad Home Corporation (KBH)          Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    10990 Wilshire Blvd.,  Suite 800              Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         May 1998           ----        title ---       below)
                 (Street)                                                 ------------------                below)
    Los Angeles, California       90024                                   5. If Amendment,          Chairman; President; CEO
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock $1.00 Par Value     12/1/97   A     V      7,266    A(1)
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     "    "     "    "    "       12/1/97   A     V     13,636    A(2)
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     "    "     "    "    "       12/1/97   F     V      7,410    D           $21.875
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     "    "     "    "    "        2/5/98   A     V      8,642    A(3)
------------------------------------------------------------------------------------------------------------------------------------
     "    "     "    "    "         (4)     M(4)       353,061    A(4)
------------------------------------------------------------------------------------------------------------------------------------
     "    "     "    "    "         (4)     S(4)       239,356    D(4)        $23.7435      294,747           D
------------------------------------------------------------------------------------------------------------------------------------

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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1474 (7-97)
                                                        Potential persons who are to respond to the                      Page 1 of 4
                                                        collection of information contained in this form are
                                                        not required to respond unless the form displays a
                                                        currently valid OMB control number.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code   V    (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                                           Common
(right to buy)               $21.59    12/5/97        A    V  200,000           (6)   12/ 4/12   Stock    200,000
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     "     "                 $ 7.06      (4)          M(4)              25,000  (7)    6/18/02     "       25,000
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     "     "                 $ 4.75      (4)          M(4)             180,728  (7)    7/24/03     "      180,728
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     "     "                 $14.50      (4)          M(4)              40,000  (7)   11/04/07     "       40,000
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     "     "                 $19.06      (4)          M(4)              24,000  (7)    7/28/08     "       24,000
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     "     "                 $12.88      (4)          M(4)              30,000  (7)    1/25/10     "       30,000
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     "     "                 $14.56      (4)          M(4)              20,000  (7)    1/25/11     "       20,000
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     "     "                 $13.88      (4)          M(4)              33,333  (6)    2/05/12     "       33,333
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     "     "                 $23.7435  5/28/98        A(5) V  239,356          5/28/98 5/27/13     "      239,356
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
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
                               200,000                    D
-------------------------------------------------------------------------------------------------------
                                 -0-                      D
-------------------------------------------------------------------------------------------------------
                               819,272                    D
-------------------------------------------------------------------------------------------------------
                                 -0-                      D
-------------------------------------------------------------------------------------------------------
                                 6,000                    D
-------------------------------------------------------------------------------------------------------
                                20,000                    D
-------------------------------------------------------------------------------------------------------
                                30,000                    D
-------------------------------------------------------------------------------------------------------
                                66,667                    D
-------------------------------------------------------------------------------------------------------
                               239,356                    D
-------------------------------------------------------------------------------------------------------
Explanation of Responses:

Please see attached continuation sheets.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Kimberly N. King            6/10/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- -------
                                                                                            **Signature of Reporting Person   Date
                                                                                             Kimberly N. King
                                                                                             Attorney-in-Fact for
Note. File three copies of this form, one of which must be manually signed.                  Bruce Karatz            Page 2 of 4
  If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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FORM 4
------
(Continuation)
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934

---------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol

  Karatz           Bruce                          Kaufman and Broad Home Corporation (KBH)
---------------------------------------------  ----------------------------------------------
  (Last)          (First)          (Middle)                               4. Statement for
                                                                             Month/Year
  10990 Wilshire Blvd., Suite 800
---------------------------------------------                                  May 1998
                 (Street)                                                 -------------------

  Los Angeles,   California          90024
---------------------------------------------
  (City)           (State)           (Zip)


---------------------------------------------

EXPLANATION OF RESPONSES (CONTINUED)

(1) Common stock awarded as part of reporting person's 1997 performance-based incentive compensation under registrant's Performed-Based Incentive Plan for Senior Management (the "PBIP"). The shares cannot be sold until first anniversary of date of grant.

(2) Payout of common stock under registrant's performance-based, multi-year Unit Performance Program, administered under the PBIP. The shares cannot be sold until first anniversary of date of grant.

(3) Annual incentive award of restricted common stock determined pursuant to performance-based formula in reporting person's employment agreement. Grant is under the PBIP and is exempt under Rule 16b-3. Shares vest on reporting person's 55th birthday.

(4) Broker-assisted exercise/sale pursuant to registrant's Executive Stock Ownership Policy which requires reporting person within next 3 years to own shares of common stock with a value equal to four (4x) his annual salary, and to maintain such share ownership throughout his employment. (See registrant's 6/10/98 press release.) Exercise/sale occurred over 4 trading days in May 1998 (5/22, 5/26, 5/27 and 5/28). Shares were sold solely to cover tax liability upon exercise and exercise prices; sales price is blended average sales price.

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FORM 4
------
(Continuation)
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934

---------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol

  Karatz           Bruce                          Kaufman and Broad Home Corporation (KBH)
---------------------------------------------  ----------------------------------------------
  (Last)          (First)          (Middle)                               4. Statement for
                                                                             Month/Year
  10990 Wilshire Blvd., Suite 800
---------------------------------------------                                   May 1998
                 (Street)                                                 -------------------

  Los Angeles,   California          90024
---------------------------------------------
  (City)           (State)           (Zip)


---------------------------------------------

EXPLANATION OF RESPONSES (CONTINUED)

(5) Fair market value replacement options awarded under the PBIP in accord with registrant's Executive Stock Ownership Policy. (See registrant's 6/10/98 press release.) Number of options awarded is limited to shares sold to pay tax liability and exercise prices. (See footnote 4).

(6) Options vest(ed) in 33-1/3% increments each year on the anniversary of date of grant, with full vesting occurring on the third (3rd) anniversary of date of grant.

(7) Options vest(ed) in 20% increments each year on the anniversary of date of grant, with full vesting occurring on the fifth (5th) anniversary of date of grant.


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